Exhibit No. 16.4

Shearson Financial Network, Inc.
6330 South Sandhill Road
Las Vegas, Nevada 89120

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

Re: Shearson Financial Network, Inc.
Formerly Consumer Direct of America
Item 4.01 Form 8K and Form 8KA
Filed May 12, 2006 and July 18, 2006
File No. 000-32745

September 21, 2006

Dear Ms. Amanda Roberts:

In response to your letter dated July 24, 2006, the Company is amending its Form 8-K/A as filed on July 18, 2006 in order to address the following comments:

1)
The former accountants report of the Company’s financial statements for the last two most recent fiscal years and subsequent interim period, did not contain an adverse opinion as required by disclosure as prescribed by Item 304 (a)(1)(ii) of Regulation S-B.

2)
During the most recent last two fiscal years and subsequent interim period preceding the resignation of Chavez and Koch, there have been no disagreements with its former accountants, DeJoya and Company and Chavez and Koch on any matters of accounting principles or practices, financial statement disclosure, or audit scope and procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused such to make reference to the subject matter of the disagreements in connection with its report on the financial statement for such year as indicated in Form 8-K, as previously filed on October 11, 2005 and February 25, 2005.

3)	The Company requested from its former auditor, Chavez and Koch that it submit a letter to the SEC confirming the above statements and has attached as exhibit 16.2 dated September 21, 2006.

The Company acknowledges its responsibility for the adequacy and accuracy of the disclosure in this amended filing; and understands that the staff comments or changes to disclosure in response to staff comments do not foreclose the commission from taking any action with respect to the filing, as well as the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under federal securities laws of the United States.

Sincerely,

Lee Shorey
Chief Financial Officer
Shearson Financial Network, Inc.
formerly, Consumer Direct of America